Exhibit 10.4(b)

SANA BIOTECHNOLOGY, INC.

2021 INCENTIVE AWARD PLAN

AMENDMENT

This Amendment No. 1 to the 2021 Incentive Award Plan (this “Amendment”) is made by Sana Biotechnology, Inc. (the “Company”) as of December 8, 2021 (the “Effective Date”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the 2021 Incentive Award Plan (as amended, the “Plan”).

WHEREAS, pursuant to Section 11.4 of the Plan, the Board may amend, suspend or terminate the Plan at any time and from time to time, and shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws;

WHEREAS, the Board has determined that the actions set forth in this Amendment do not require the approval of the Company’s stockholders; and

WHEREAS, the Board has determined that it is in the best interest of the Company to amend the Plan as set forth in this Amendment.

NOW, THEREFORE, in accordance with the foregoing, the Plan is amended as follows:

1.	Section 10.8 of the Plan is hereby amended and restated in its entirety to read as follows:
“10.8	Acceleration.
(a)

The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

(b)

With respect to a Participant that has served as an Employee for at least one year prior to such Participant’s Termination of Service, and whose Termination of Service is due to the death of such Participant, (x) if such Participant served as an Employee who is not a Section 16 Officer (as defined below) immediately prior to such Termination of Service, any outstanding Award that is unvested as of the date of such Termination of Service that would have vested within 24 months following the date of such Termination of Service had the Participant remained an Employee will be immediately vested and exercisable, free of all restrictions and conditions, as of the date of such Termination of Service, or (y) if such Participant served as an Employee who is a Section 16 Officer immediately prior to such Termination of Service, any outstanding Award that is unvested as of the date of such Termination of Service may become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable, to the extent determined appropriate by the Administrator, in its sole discretion, such determination to be made any time prior to the three month anniversary of such Termination of Service. “Section 16 Officer” means an officer of the Company as defined in Section 16 of the Exchange Act.”

2.	Except as modified by this Amendment, all terms and provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment as of the Effective Date.

Sana Biotechnology, Inc

/s/	James J. MacDonald
By:	James J. MacDonald
Its:	Secretary